Exhibit 4.2

AMENDMENT TO RIMROCK GOLD CORP.
COMMON STOCK PURCHASE WARRANT

This Amendment to Rimrock Gold Corp. Common Stock Purchase Warrant ("Amendment") is made as of September 30, 2014 by Rimrock Gold Corp., a Nevada corporation (the "Company"), in favor of Redwood Fund LP, a Delaware limited partnership (the "Holder").

WHEREAS, the Company executed and delivered to the Holder the Rimrock Gold Corp. Common Stock Purchase Warrant, dated April 14, 2014 (the "Warrant"), pursuant to which the Holder has the right to subscribe for and purchase from the Company up to 100,000 shares of common stock;

WHEREAS, the Warrant has not been exercised by the Holder, in whole or in part, as of the date hereof; and

WHEREAS, the Company and the Holder wish to revise the Warrant in accordance with this Amendment.

NOW, THEREFORE, for good and valuable consideration and intending to be bound hereby, the Company and the Holder agree as follows:

1.     Section 2(b): "$0.10" in Section 2(b) is hereby deleted in its entirety and replaced with "$0.04".

2.     Except as expressly amended hereby, the Warrant shall remain in full force and effect. This Amendment shall not be deemed a novation of the Warrant.

3.     This Amendment shall be affixed to the Warrant and deemed to constitute an integral part thereof. All references to the Warrant shall hereafter be deemed references to the Warrant as amended by this Amendment.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed by a duly authorized officer as of the date first above indicated.

COMPANY:

RIMROCK GOLD CORP.

By:	/s/ Jordan Starkman
Jordan Starkman, President

HOLDER:

REDWOOD FUND LP
Ladyface Capital, LLC, General Partner

By:
Ron Levy, Member

 2